Exhibit T3B.48

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

STUFF MEDIA, LLC

This Amended and Restated Limited Liability Company Agreement (this “LLC Agreement”) of Stuff Media, LLC, a Delaware limited liability company (the “Company”), is entered into, as of October 10, 2018, by iHeartMedia+Entertainment, Inc., a Delaware corporation, as the sole member of the Company (the “Member”).

RECITALS

WHEREAS, the Company was formed on August 22, 2017, bearing the name Stuff Media, LLC, as a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”);

WHEREAS, this LLC Agreement is being adopted in order to amend and restate, in its entirety, that certain Limited Liability Company Operating Agreement, dated as of August 22, 2017, by the Members party thereto (the “Prior LLC Agreement”), and the Prior LLC Agreement shall be superseded, in its entirety, by this LLC Agreement; and

WHEREAS, the Member desires to enter into this LLC Agreement, pursuant to which the rights and obligations of the Member and certain other constituencies of the Company shall be set forth and agreed upon as of the date hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby established, the Member hereby agrees as follows:

AGREEMENT

1. Formation. The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate”) under and pursuant to the Act.

2. Name. The name of the Company is “Stuff Media, LLC”.

3. Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the registered office set forth in the Certificate or such other office (which need not be a place of business of the Company) as the Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Member may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Member may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there.

4. Purposes. The purposes of the Company are to engage in any business or activity that is not prohibited by the Act.

5. Term. The existence of the Company commenced on the date the Certificate was filed with the office of the Secretary of State of Delaware and shall continue until the Company is dissolved pursuant to Section 12 of this LLC Agreement.

6. Member. The name and the mailing address of the Member are identified on Exhibit A attached hereto.

7. Liability of Member. Except as otherwise required by applicable law and as explicitly set forth in this LLC Agreement, the Member shall not have any personal liability whatsoever in such Member’s capacity as a Member, whether to the Company, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company.

8. Management.

(a) The business and affairs of the Company shall be managed by the Member. All actions taken by the Member shall require the affirmative vote (whether by proxy or otherwise) of the Member holding all of the membership interests in the Company. The Member may appoint such officers, hire such employees, and engage such other agents of the Company as it may from time to time consider appropriate.

(b) The Member may, from time to time, designate one or more persons to be officers of the Company. The officers of the Company as of the execution of this LLC Agreement shall be Scott T. Bick (Senior Vice President-Tax), Richard J. Bressler (Chief Financial Officer and President), Brian D. Coleman (Senior Vice President, Treasurer and Assistant Secretary), Stephen G. Davis (Senior Vice President—Real Estate, Facilities and Capital Management), Lauren E. Dean (Senior Vice President, Associate General Counsel and Assistant Secretary), Jeff Littlejohn (Executive Vice President—Engineering & Systems Integration), Steven J. Macri (Executive Vice President and Chief Financial Officer—IHM), Robert H. Walls Jr. (Executive Vice President, General Counsel and Secretary). No officer need be a resident of the State of Delaware or a Member. Any officers so designated shall have such authority and perform such duties as the Member may, from time to time, delegate to them. The Member may assign titles to particular officers. Unless the Member otherwise decides, if the title is one commonly used for officers of a business entity, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Member. Each officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same individual. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Member whenever in the Member’s judgment the best interests of the Company shall be served thereby.

9. Indemnification; Exculpation.

(a) The Company hereby agrees to indemnify and hold harmless any person (each an “Indemnified Person”) to the fullest extent permitted under the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such person by reason of the fact that such person is or was a member of the Company, is or was serving as a Manager or officer of the Company or is or was serving at the request of the Company as an officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided that (unless the Member otherwise consents) no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s gross negligence, willful misconduct or knowing violation of law. Expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company. The Company may, by action of the Member, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of members, Managers and officers.

(b) Notwithstanding anything contained herein to the contrary, any indemnity by the Company shall be provided out of and to the extent of Company assets only, and the Member shall have no personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnity of the Company.

(c) None of the Indemnified Persons shall be liable to the Member or the Company for mistakes of judgment, or for action or inaction, taken in good faith, or for losses due to such mistakes, action or inaction, or to the negligence, dishonesty, or bad faith of any employee, broker or other agent of the Company, provided that such employee, broker or agent was selected, engaged, or retained with reasonable care. Any party entitled to relief hereunder may consult with legal counsel and accountants in respect of affairs of the Company and be fully protected and justified in any reasonable action or inaction that is taken in good faith in accordance with the advice or opinion of such counsel or accountants, provided that they shall have been selected with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this paragraph shall not be construed so as to relieve (or attempt to relieve) any person of any liability (i) for conduct which is grossly negligent, reckless, or intentionally wrongful or criminally unlawful, provided that such person had no reasonable cause to believe that his or its conduct was unlawful, or (ii) to the extent (but only to the extent) that such liability may not be waived, modified, or limited under applicable law.

(d) The right to indemnification and the advancement and payment of expenses conferred in this Section 9 shall not be exclusive of any other right which an Indemnified Person may have or hereafter acquire under any law (common or statutory), agreement, vote of the Member or otherwise.

10. Membership Interests and Certificates. The membership interests of the Member as provided on Exhibit A, shall be uncertificated unless otherwise determined by the Member.

11. Distributions. Distributions shall be made at the time and in the aggregate amounts determined by the Member.

12. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member; or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

13. Additional Contributions. The Member is not required to make any additional capital contribution to the Company.

14. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member.

15. Assignment/Pledge of Membership Interests. Notwithstanding any other provisions in this LLC Agreement, the Member shall be entitled to pledge its membership interests to, and otherwise grant a lien and security interest in, its membership interests and/or all of its right, title and/or interest under this LLC Agreement in favor of the Company’s lenders (or an agent on behalf of such lenders) without any further consents, approvals and/or actions required by such lenders (or agent), the Member, the Company and/or any other person under this LLC Agreement or otherwise. So long as any such pledge of, or security interest in, the Member’s membership interests is in effect, no consent of the Company and/or the Member shall be required to permit a pledgee thereof or any purchaser of the Member’s membership interests from such pledgee to be substituted for such Member under this LLC Agreement upon the exercise of such pledgee’s rights with respect to such membership interests, and such substituted member shall have all rights and powers as the Member under this LLC Agreement, including, without limitation, all voting rights under this LLC Agreement.

16. Governing Law. This LLC Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

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IN WITNESS WHEREOF, the undersigned has executed or caused to be executed on its behalf this Limited Liability Company Agreement as of the date first written above.

Managing Member:

IHEARTMEDIA+ENTERTAINMENT, INC.

By:	/s/ Richard J. Bressler
Name:	Richard J. Bressler
Title:	Authorized Signatory

[SIGNATURE PAGE TO LLC AGREEMENT]

Exhibit A

Member

Member	Percentage Ownership

iHeartMedia+Entertainment, Inc. 125 West 55th Street New York, New York 10019	100%